As filed with the Securities and Exchange Commission on March 20, 2026

Registration No. 333-148032
Registration No. 333-157093
Registration No. 333-179392
Registration No. 333-257432

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________________________________

POST-EFFECTIVE AMENDMENT No. 2 to FORM S-8 REGISTRATION STATEMENT No. 333-148032

POST-EFFECTIVE AMENDMENT No. 2 to FORM S-8 REGISTRATION STATEMENT No. 333-157093

POST-EFFECTIVE AMENDMENT No. 2 to FORM S-8 REGISTRATION STATEMENT No. 333-179392

POST-EFFECTIVE AMENDMENT No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-257432
UNDER THE SECURITIES ACT OF 1933
_________________________________________

CACI INTERNATIONAL INC
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	54-1345888 (I.R.S. Employer Identification No.)

12021 Sunset Hills Road
Reston, Virginia 20190
(Address of Principal Executive Offices, Zip Code)

CACI International Inc
2016 Amended and Restated Incentive Compensation Plan
(Full title of the plan)

J. William Koegel, Jr.
Executive Vice President, General Counsel and Secretary
CACI International Inc
12021 Sunset Hills Road
Reston, Virginia 20190
(703) 841-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements (collectively, the “Registration Statements”) previously filed by CACI International Inc (the “Registrant”) with the Securities and Exchange Commission with respect to shares of the Registrant’s common stock, par value $0.10 per share (the “Common Stock”), issuable under the CACI International Inc 2016 Amended and Restated Incentive Compensation Plan (as amended, the “2016 Plan”) and predecessor plans:

•Registration Statement No. 333-148032, filed on December 12, 2007, registering 2,894,130 shares of Common Stock;

•Registration Statement No. 333-157093, filed on February 4, 2009, registering 1,500,000 shares of Common Stock;

•Registration Statement No. 333-179392, filed on February 6, 2012, registering 1,500,000 shares of Common Stock; and

•Registration Statement No. 333-257432, filed on June 25, 2021, registering 1,200,000 shares of Common Stock.

At the Registrant’s annual meeting of shareholders on October 16, 2025, the Registrant’s shareholders approved the CACI International Inc 2025 Incentive Compensation Plan (the “2025 Plan”), which was adopted by the Registrant’s Board of Directors on July 31, 2025, subject to shareholder approval. The 2025 Plan was effective on October 16, 2025 (the “Effective Date”) and provided for the issuance of (i) any reserved Common Stock not issued or subject to outstanding grants under the 2016 Plan on the Effective Date, plus (ii) Common Stock that is subject to awards granted under the 2016 Plan that cease to be subject to such award by forfeiture or otherwise after the Effective Date. Following the Effective Date, no further awards are authorized for grant under the 2016 Plan.

In accordance with the undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under such Registration Statement which remain unsold at the termination of the offering, the Registrant is filing these Post-Effective Amendments to withdraw and remove from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on the 20th day of March, 2026.

CACI INTERNATIONAL INC

By:	/s/ J. William Koegel, Jr.
Name:	J. William Koegel, Jr.
Title:	Executive Vice President, General Counsel and Secretary of the Company

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.